Exhibit (h)(5)

AMENDMENT TO THE

ETF FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT, effective as of June 13, 2025 (the “Effective Date”), to the ETF Fund Accounting Servicing Agreement, dated as of December 16, 2024, (the "Fund Accounting Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Fund Accounting Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Fund Accounting Agreement to add the following Series of the Trust; and

•	Tortoise Energy Fund

WHEREAS, Section 15 of the Fund Accounting Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that as of the Effective Date, Exhibit A of the Fund Accounting Agreement is superseded and replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Fund Accounting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jeffrey Kruske	By:	/s/ Gregory Farley
Printed Name:	Jeffrey Kruske	Printed Name:	Gregory Farley
Title:	Secretary	Title:	Senior Vice President
Date:	6/13/2025	Date:	June 13, 2025

Exhibit A to the

Fund Accounting Servicing Agreement

Separate Series of Tortoise Capital Series Trust

Name of Series

Tortoise Essential Energy Fund

Tortoise North American Pipeline Fund

Tortoise Energy Fund

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